EXHIBIT 10

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS  39120

(601)445-4143

blanneau@bellsouth.net

March 2, 2006

VIA E-MAIL (pogden@bkbank.com, fullmerm@phelps.com)

Mr. W. Page Ogden, Chairman & CEO

Britton & Koontz Capital Corporation

500 Main St.

Natchez, MS  39120

Mr. Mark A. Fullmer, Esq.

Phelps Dunbar LLP

Canal Place

365 Canal Street, Suite 2000

New Orleans, LA  70130-6534

Re:       Britton & Koontz Capital Corporation

Notice of director nomination procedures

Dear Mr. Ogden and Mr. Fullmer:

I intend to provide notice of additional director nominations for the 2006 Annual Shareholders Meeting to Britton & Koontz Capital Corporation (the “Company).

It would appear that the Bylaws Section 2.13(a)(ii) requirements to provide "all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A..." would reasonably only apply to nominees who might be included in the Company's proxy statement.

Is it the Company's intent to raise the bar beyond what was previously established for nominees from the floor who will not be recommended by the Company nor included in the Company’s proxy?  It is my opinion that this is contrary to Mississippi law and represents an unnecessary and unreasonable burden on shareholders by essentially requiring them to seek expensive legal advice when the guidelines in the bylaws should be sufficient on their face.  The burden is particularly great when a shareholder may have only ten days to make additional nominations after the Company announces changes to the director positions available for election.

Please promptly confirm whether additional information will be required beyond the type previously provided the Company regarding my notice of intent to nominate Mr. Benoist and what time periods apply.

Also, please confirm whether an opportunity will be provided to cure deficiencies if my notice does not conform to the Company’s requirements and whether the cure period will be extended past the ten-day deadline.  It is my expectation that any deficiencies will be specifically described by the Company.

I am aware that Section 2.13(a)(iii) provides for the opportunity to present additional nominees only in the event of an increase in the number of director positions.  Prior correspondence with the Company in regards to my nomination of Mr. Benoist should be adequate to preserve my right to make additional nominations, particularly in light of the significant realignment of director classes and surprising reduction in the size of the slate.

Specifically the Company has chosen to reduce the size of Class I from four directors to two by withdrawing Mr. Ogden, the present Chairman and CEO from re-election to the board and by reclassifying Mr. Ferguson under the pretense that it would facilitate his retirement two years hence.  I do not recall that such reclassification has been made for other retiring directors.  These changes appear to be solely for the purpose of thwarting my group’s right to accumulate its shares and have a representative(s) placed on the board.

I would appreciate a response today since there may be limited time to prepare my notice, particularly if I am required to seek counsel to meet unreasonable technical requirements.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

PHELPS DUNBAR, LLP
COUNSELORS AT LAW
Canal Place
365 Canal Street • Suite 2000
New Orleans, Louisiana 70130-6534
(504) 566-1311

Fax (504) 568-9130

March 3, 2006

VIA E-MAIL (blanneau@bellsouth.net)

Mr. Bazile R. Lanneau, Jr.

790 Highway 61 South

Natchez, MS 39120

Re: Britton & Koontz Capital Corporation

Dear Mr. Lanneau:

I am responding to your letter of March 2,2006.

In your letter dated February 20,2006 to the Securities and Exchange Commission, you acknowledged that an election contest cannot be conducted under Rule 14a-8 and advised the Commission that your proposal to nominate Mr. Benoist as a director at the 2006 Annual Meeting of Shareholders of Britton & Koontz Capital Corporation (the "Company") would not constitute a proposal under Rule 14a-8. Additionally, you acknowledged that the proxy material for the 2005 Annual Meeting of Shareholders of the Company set a February 8, 2006 deadline for shareholder proposals outside of the Rule 14a-8 process, and you correctly assumed the February 8, 2006 date was the deadline for notice of contested director nominations.

Shareholder proposals are either made in accordance with Rule 14a-8 or are made outside of the Rule 14a-8 process. We concur with your opinion that the nomination of a person to serve as a director of the Company is outside of the Rule 14a-8 process.

Section 2.13(a)(3), as in effect during the notice periods applicable to the Company's 2006 Annual Meeting of Shareholders, provides that all shareholder proposals (including any proposal regarding the nomination of directors for election) must be received by the Company a reasonable period of time in advance of the meeting to which the proposal relates and in any event must comply with the notification requirements set forth in Rule 14a-8. This section of the By-Laws provides that the submission to the Company of shareholder proposals outside of the Rule 14a-8 process must be made in a reasonable period of time in advance of the meeting to which the proposal relates and merely confirms that shareholder proposals intended to he made in accordance with Rule 14a-8 must comply with the notification provisions of Rule 14a-8. The Board's recent amendment to Section 2.13 of the By-Laws applies to shareholder proposals (including nomination of directors for election) for shareholder meetings held subsequent to the 2006 Annual Meeting of Shareholders, and it was adopted at this time to provide shareholders

Mr. Bazile R. Lanneau, Jr.

March 3,2006

with ample notice of the changes for the 2007 Annual Meeting of Shareholders. The Board has not changed the advance notice requirements applicable to the 2006 Annual Meeting of Shareholders.

In the proxy materials distributed in connection with the 2005 Annual Meeting of Shareholders, the Company clearly stated that shareholder proposals outside of Rule 14a-8 must be submitted to the Company no later than February 8, 2006 in order to be properly presented to and considered at the 2006 Annual Meeting of Shareholders. This is a reasonable period of time in advance of the 2006 Annual Meeting of Shareholders to submit proposals to the Company outside of the Rule 14a-8 process and is consistent with your assumption as stated in your letter of February 20, 2006 to the Commission.

Any additional nominations of individuals for election as directors at or other proposals with respect to the 2006 Annual Meeting of Shareholders by you or other shareholders (other than your timely notification of your intent to nominate Mr. Benoist for election as a director of the Company) are clearly outside the February 8, 2006 deadline.

With best regards,

Very truly yours,

/s/ Mark A. Fullmer

Mark A. Fullmer

MAF/mbv

cc:         Mr. W. Page Ogden (via e-mail)

Mr. Robert R. Punches (via e-mail)

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS  39120

(601)445-4143

blanneau@bellsouth.net

March 7, 2006

VIA E-MAIL (fullmerm@phelps.com, pogden@bkbank.com)

Mr. Mark A. Fullmer, Esq.

Phelps Dunbar LLP

Canal Place

365 Canal Street, Suite 2000

New Orleans, LA  70130-6534

Mr. W. Page Ogden, Chairman & CEO

Britton & Koontz Capital Corporation

500 Main St.

Natchez, MS  39120

Re:        Britton & Koontz Capital Corporation

Notice of director nomination procedures

Dear Mr. Fullmer:

Thank you for clarifying Britton & Koontz Capital Corporation’s (the “Company’s”) stance regarding additional director nominations in your letter of March 3, 2006.

My position is that notice of nomination is still proper and within a reasonable time period.  I would agree that the February 8, 2006 date would be a reasonable deadline were it not for the Company’s last minute changes in the director slate and classifications.  In particular, the Company’s recent Bylaws changes indicate that it believes shareholders should be given additional time to respond to changes in the Company’s director nomination proposals.

Attached is notice of intent to nominate myself as a director at the 2006 Annual Meeting of Shareholders.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

Enclosures

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS  39120

March 7, 2006

VIA EMAIL AND HAND DELIVERY

Mr. W. Page Ogden, Chairman & CEO

Britton & Koontz Capital Corporation

500 Main St.

Natchez, MS  39120

Re:  Director nomination for 2006 Annual Meeting of Shareholders

Dear Mr. Ogden:

I hereby notify Britton & Koontz Capital Corporation (the “Company”) of my intent to nominate myself as a Class III director for election at the 2006 Annual Meeting of Shareholders of Britton & Koontz Capital Corporation (B&K) and agree that I will serve if elected.  I hereby reserve the right to change the class to which I may be nominated.

The purpose of my nomination is to give shareholders additional choice in director candidates with the hope that there might be some influence on the strategic direction of the Company.    I represent the single largest identified group of shareholders of the Company.  This group has had a long association with B&K and is dissatisfied with the directions the Company has recently taken.

I am a Natchez native and resident and a former director and officer of Britton & Koontz.  I am presently a financial advisor affiliated with Linsco/Private Ledger practicing financial planning and wealth management and am a graduate of Vanderbilt University and the University  of Mississippi School of Law.  Please see the attached resume for additional information.

I have continuously held at least $2,000 in market value or 1% of the Company’s securities entitled to be voted on the nomination at the annual meeting for at least one year prior to the date of this nomination and intend to hold these securities through the date of the annual meeting.  My address is 790 Hwy 61 South, Natchez, MS  39120.  I am the record or beneficial owner of 63,718 shares of the common stock of B&K.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

Enclosure

Bazile R. Lanneau, Jr.

423 Main St., Suite 8

Natchez, MS  39120

(601)445-4143

blanneau@bellsouth.net

EDUCATION:

’87, ABA Stonier Graduate School of Banking

’84, ABA National Trust School

’83, ABA National Compliance School

’82, University of Mississippi School of Law, JD

’74, Vanderbilt University, BA in Chemistry

EMPLOYMENT:
Linsco/Private Ledger (February, 2005 to present) Financial Advisor Wealth management and financial planning
Britton & Koontz Bank, N. A. (January, 1976 to June, 2004) Natchez, Mississippi Director, Executive Vice President & Chief Financial Officer http://www.bkbank.com

- Developed and managed small trust department

- Managed bank investment portfolio of fixed income securities

- Took holding company public in 1993 thrift acquisition transaction

- Commercial lending experience

- Built information technology infrastructure

- Developed, with others, an Internet banking system

- Who’s Who in Mississippi Banking, Mississippi Business Journal, 2002

Britton & Koontz Capital Corporation (holding company for B&K Bank) (until June, 2004)

Director, Vice President & Chief Financial Officer

Resigned from director position, November 2004

Nasdaq/Symbol BKBK

Sumx Inc. (December, 1998 to present) President & CEO An electronic banking solution provider http://www.sumx.com
Penn Mutual Life Insurance Company (June, 1974 to November, 1975) Agent
LICENSES & CERTIFICATIONS:
NASD Series 7 and 66 Attorney, Mississippi – Active, Licensed in 1982 Life and Health, Mississippi – Active, Licensed in 1971

CIVIC:

First Presbyterian Church – elder, former clerk of session, treasurer and chairman of pastor nominating committee and choir member

Natchez Rotary Club – past president and Paul Harris Fellow

Natchez Festival of Music – director and fund raising chairman

Natchez Community Concert Association – president and board member

Musical Arts League – active participant

Boy Scouts of America – district chairman & Eagle Scout

American Cancer Society – district chairman

PERSONAL:
Age 53, Married to Jeanie Miller Lanneau since 1977, Two children – Sarah (27) and Bazile, III (22) Native and life long resident of Natchez, Mississippi

March 7, 2006